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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                  ---------------

                                    SCHEDULE 13G
                                   (RULE 13d-102)

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _____________)*

                                  Landec Corporation
-------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
-------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     514766104
------------------------------------------------------------------------------
                                   (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 514766104                   13G                PAGE 1 OF 5 PAGES
--------------------                                     -----------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    MICHAEL L. WILLIAMS
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)     / /
                                                                 (b)     / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
  NUMBER OF
                  1,342,347
   SHARES     ------------------------------------------------------------------
               6  SHARED VOTING POWER
BENEFICIALLY
                  0
  OWNED BY    ------------------------------------------------------------------
               7  SOLE DISPOSITIVE POWER
    EACH
                  1,342,347
  REPORTING   ------------------------------------------------------------------

   PERSON      8  SHARED DISPOSITIVE POWER

    WITH           0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,342,347
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 514766104                   13G                PAGE 2 OF 5 PAGES
--------------------                                     -----------------

ITEM 1(a).     NAME OF ISSUER:

               LANDEC CORPORATION

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3603 HAVEN AVENUE, MENLO PARK, CA 94025

ITEM 2(a).     NAME OF PERSON FILING:

               MICHAEL L. WILLIAMS


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               306 NORTH MAIN STREET, MONTICELLO, IN 47960

ITEM 2(c).     CITIZENSHIP:

               USA

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               COMMON STOCK

ITEM 2(e).     CUSIP NUMBER:

               514766104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


     (a)  / / Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  / / Bank as defined in section 3(a)(6) of the Exchange Act;

     (c)  / / Insurance company as defined in section 3(a)(19) of the Exchange
              Act;

     (d) / / Investment company registered under section 8 of the Investment Company Act;

     (e)  / / An investment adviser in accordance with Rule
              13-d(1)(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

     (h) / / A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)  / / Group, in accordance wtih Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box  /X/.

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CUSIP NO. 514766104                   13G                PAGE 3 OF 5 PAGES
--------------------                                     -----------------


ITEM 4.  OWNERSHIP.

   (a)    Amount Beneficially Owned:

          1,342,347

   (b)    Percent of Class:

          10.2%

   (c)    Number of shares as to which such person has:

   (i)    sole power to vote or to direct the vote     1,342,347
   (ii)   shared power to vote or to direct the vote   0
   (iii)  sole power to dispose or to direct the disposition of  1,342,347
   (iv)   shared power to dispose or to direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         NOT APPLICABLE

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CUSIP NO. 514766104                   13G                PAGE 4 OF 5 PAGES
--------------------                                     -----------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         NOT APPLICABLE

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                      SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 11, 1999
                                        -----------------------------
                                                   Date

                                             /s/ Michael L. Williams
                                        -----------------------------
                                                 Signature

                                             Michael L. Williams
                                        -----------------------------
                                               Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)